AGREEMENT OF LEASE (this “Lease”), made as of this 19th day of October, 2018, by and between LEFRAK SBN LIMITED PARTNERSHIP, a Georgia limited partnership, having an address at 40 West 57th Street, New York, New York 10019 (“Owner”), and POLARITYTE, INC., a Delaware corporation, having an address at 1960 S 4250 W, Salt Lake City, Utah 84104 (“Tenant”).

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

ARTICLE 1

TERM

A. Owner hereby leases to Tenant and Tenant hereby hires from Owner a portion of the twentieth (20th) floor as shown by hatching on the floor plan annexed hereto as Exhibit A and made a part hereof (the “Premises”) in the building located at and known as 40 West 57th Street (the “Building”) in the Borough of Manhattan, City of New York, for the term to commence on the date hereof (the “Commencement Date”) and to end on the last day of the month in which the third anniversary of the date immediately preceding the Commencement Date occurs (or such earlier date upon which the Term shall expire pursuant to the terms hereof, the “Fixed Expiration Date”), both dates inclusive (collectively, the “Term”), at the Rent.

B. If Owner is unable to give Tenant possession of the Premises on the Commencement Date because of the holding-over or retention of possession of any tenant, undertenant or occupants, or because the Premises is not ready for occupancy, or for any other reason, Owner shall not be subject to any liability and Tenant hereby waives any claims against Owner for failure to give possession on the Commencement Date, and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Lease, but the Fixed Rent payable hereunder shall be abated (provided Tenant is not responsible for the inability to obtain possession) until after Owner shall have given Tenant notice that the Premises are substantially ready for Tenant’s occupancy. The provisions of this Section 1 B are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

C. On or before 12:00 noon on the Fixed Expiration Date, or such earlier date that this Lease may be terminated (the Fixed Expiration or any earlier termination date is called the “Expiration Date”), Tenant shall quit and surrender to Owner the Premises, vacant, broom clean, in good order and condition, ordinary wear excepted, and Tenant shall remove from the Premises all Tenant’s Property (but shall leave the furniture described in Article 3B hereof in place in the same condition as existed on the Commencement Date, reasonable wear and tear excepted). Tenant’s obligation to observe or perform this covenant shall survive the Expiration Date. In addition, Owner shall have the right, at its option, to treat any failure by Tenant to comply with this covenant as a form of holding over and in that event, Owner shall be entitled to all of its rights and remedies hereunder and at law or equity with respect to a holdover by Tenant.

D. (1) Tenant acknowledges that possession of the Premises must be surrendered to Owner on the Expiration Date. Tenant further acknowledges, recognizes and agrees that the damage to Owner resulting from any failure by Tenant to timely surrender possession of the Premises on the Expiration Date, as aforesaid, will be substantial, will exceed the amount of the monthly installments of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Owner within twenty-four (24) hours after the Expiration Date in full compliance with Section 1 C, then in addition to any and all other rights or remedies Owner may have hereunder or at law or equity, and without in any manner limiting Owner’s right to demonstrate and collect any damages suffered by Owner and arising from Tenant’s failure to surrender the Premises as provided herein, Tenant shall pay to Owner for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, on account of the use and occupancy thereof, a sum equal to two (2) times the aggregate of that portion of the Fixed Rent and Additional Rent which accrued under this Lease during the last month of the Term. The parties agree that such amount is a reasonable forecast of just compensation to Owner for the damages to Owner that will result from such failure by Tenant to surrender its use, occupancy and possession of the Premises on the Expiration Date, and the parties further agree that the damage to Owner that will result from such failure is one that is incapable or very difficult to estimate, and that the aforesaid amount is specifically acknowledged and agreed to be fair and reasonable, and not a penalty. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date and no acceptance by Owner of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 1 D. Tenant’s obligations under this Section 1 D shall survive the Expiration Date.

E. Tenant hereby indemnifies and agrees to save Owner harmless from and against all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) resulting from delay by Tenant in surrendering the Premises in accordance herewith, whether or not foreseeable on the date hereof or on the Expiration Date, including, without limitation, any losses and damages arising out of any lost opportunities (and/or new leases), including, but not limited to, claims by, or damages to, any succeeding tenant.

ARTICLE 2

RENT

A. (1) Tenant shall pay rent for the Premises provided in this Lease, at the annual fixed rental amount (the “Fixed Rent”) of Seventy Dollars ($70.00) per square foot per annum. For all purposes of this Lease, the parties hereto hereby agree that the Premises contains approximately 7,250 rentable square feet. On the Commencement Date, Tenant shall only occupy approximately sixty-one (61%) percent of the Premises (i.e., 4,423 rentable square feet), but anticipates that it will expand and occupy the remaining portions of the Premises over the Term. Accordingly, Owner agrees that, commencing on the Commencement Date, Tenant shall pay Fixed Rent for the Premises based on its actual occupancy thereof in the annual amount of Two Hundred Sixty-Five Thousand Three Hundred Eighty and 00/100 ($265,380.00) Dollars ($22,115.00 per month).

(2) Tenant covenants and agrees that, no later than thirty (30) days prior to the date on which it intends to occupy any additional portion of the Premises, Tenant shall notify Owner of such proposed expansion (any, an “Expansion Notice”), which notice shall describe in detail the area of the Premises into which Tenant is expanding. Following receipt of such Expansion Notice from Tenant, Owner shall measure such expansion space and notify Tenant of (i) the size of the expanded portion of the Premises, (ii) the resulting total rentable square footage which will be thereafter occupied by Tenant, and (iii) the revised annual and monthly Fixed Rent amounts, which amounts, as determined by Owner, shall be final and binding upon the parties, absent manifest error. Commencing on the earlier to occur of (X) thirty (30) days following the date of Tenant’s Expansion Notice and (Y) the date on which Tenant actually expands into such additional portion of the Premises, Tenant shall be liable to Owner for all increased Fixed Rent on account of such expansion. All sums and charges other than Fixed Rent due hereunder (“Additional Rent”) shall constitute rent. Fixed Rent and Additional Rent are collectively called “Rent”.

B. Tenant’s obligation to pay Rent shall survive the Expiration Date, to the extent necessary to carry out the provisions of this Lease with respect to Tenant’s obligations which accrued prior to the stated Expiration Date or with respect to Tenant’s obligations which accrued prior to or which accrue after any earlier termination of this Lease, as the case may be.

C. Tenant shall pay Fixed Rent in equal monthly installments in advance on the first day of each month during the Term, commencing on the Commencement Date, except that Tenant shall pay the first monthly installment of Fixed Rent on the execution hereof.

D. There shall be no abatement of, deduction from or counterclaim, offset or set-off against, Fixed Rent or Additional Rent, except as otherwise specifically provided in this Lease.

E. No payment by Tenant or receipt or acceptance by Owner of a lesser amount than the correct amount of Fixed Rent or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

F. Any payment of Rent due from Tenant to Owner not paid upon the date herein specified to be paid shall bear interest from the date such payment is due to the date of actual payment at the rate of fifteen percent (15%) per annum or the highest lawful rate of interest permitted by the laws of the State of New York, whichever rate of interest is lower (the “Interest Rate”). Notwithstanding the interest charge, non-payment of any Rent shall constitute a default of this Lease.

G. (1) Tenant shall also pay to Owner, during the Term, as Additional Rent, the following real estate tax and operating cost payments (collectively, the “Additional Charges”).

(2) For purposes of this Section 2 G:

(a) “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the plot of land on which the Building is situated (the “Real Property”) and the Building and all other improvements located on the Real Property (collectively, the “Total Property”), including without limitation, (i) any City, Town, County, Village, School or other local tax, (ii) any fee, tax, surcharge or assessment imposed by or on behalf of a business improvement district, (iii) assessments made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Total Property, (iv) any fee, tax or charge imposed by any Legal Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property, and (v) any assessments levied after the date of this Lease for public benefits to the Total Property; provided, however, that if because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax), is imposed upon Owner or the owner of the Total Property, or the occupancy, rents or income therefrom, whether in substitution for or in addition to any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes. With respect to any Tax Year, all expenses, including, without limitation, attorneys’ fees, court costs and disbursement and experts’ and other witnesses’ fees incurred in contesting the validity or amount of any Taxes or the Assessed Valuation of the Total Property, or in obtaining a refund of Taxes, shall be considered as part of Taxes for such Tax Year.

(b) “Assessed Valuation” shall mean the amount for which the Total Property is assessed for the purposes of the imposition of Taxes, pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York.

(c) “Tax Year” shall mean the twelve (12) month period of July l through June 30 (or such other period as may hereafter be duly adopted by The City of New York or such other Legal Authority as its fiscal year for real estate tax purposes).

(d) “Base Tax Year” shall mean the Tax Year consisting of the twelve (12) month period of July l, 2018 through June 30, 2019.

(e) “Tenant’s Proportionate Share” shall mean ninety-eight one hundredths (.98%) percent, whether or not Tenant is occupying all or only a portion of the Premises.

(f) “Comparison Year” shall mean (i) with respect to Taxes, any Tax Year subsequent to the Base Tax Year any part of which occurs during the Term, and (ii) with respect to Operating Costs, any calendar year subsequent to the Base Operating Year any part of which occurs during the Term.

(g) “Operating Costs” shall mean:

(i) all costs and expenses incurred or payable by Owner in connection with the operation, maintenance, repair, replacement and management of the Real Property and/or the Building and/or the Total Property, respectively, including, without limitation, all maintenance and security costs, management fees, costs for steam, electricity (other than electricity furnished to and paid for by Tenant and other tenants in the Building), water, water rates, frontage charges, sewer rents, insurance, fuel, air-conditioning, labor, window and other cleaning, sales tax and taxes of like import and other expenses of operation, maintenance, repair, replacement and management of the Real Property and/or the Building and/or the Total Property, respectively (including the equipment located therein), but specifically excluding (A) leasing commissions to agents of Owner or to other persons or brokers, (B) salaries of personnel above the grade of Building manager, (C) the cost of capital improvements (except as specifically provided in clause (ii) hereof), (D) Taxes, (E) interest and penalties for late payment of water and sewer rents, (F) any expenses for which Owner is compensated through proceeds of insurance, (G) the cost of any tenant changes or alterations, (H) the cost of repair or rebuilding caused by fire or other casualty or condemnation (except for the amount of commercially reasonable deductibles), (I) advertising and promotional expenditures, (J) legal and auditing fees other than reasonable legal and auditing fees necessarily incurred in connection with the operation or management of the Real Property and/or the Building and/or the Total Property, respectively, (K) expenses of relocating or moving tenants and of leasing to and processing new tenants, including lease concessions, and (L) expenses resulting from any violations by Owner of the terms of any lease in the Building.

(ii) If Owner shall purchase or lease any item of capital equipment or make any capital expenditure: (x) which is required as a result of any Legal Requirements or of any requirement of any Insurance Bodies or by Owner’s insurance carrier, respectively, as the case may be; (y) for the purposes of enhancing Building security and safety and/or reducing Operating Costs (as, for example, a labor-saving improvement); or (z) necessitated by any work, installation, addition or alteration made or performed by any tenant (including Tenant) and not paid for by such tenant (or Tenant), respectively, as the case may be, then the cost of such capital equipment or expenditure shall be included in Operating Costs.

(iii) If, during all or part of any Comparison Year, Owner shall not furnish any particular item(s) of work or any service which would constitute an Operating Cost to any premises in the Building because: (x) such premises are not occupied or leased; or (y) such item of work or service is not required or desired by the tenant occupying such premises because (A) such tenant is itself obtaining and providing such item or work or service, or (B) for any other reason, then Operating Costs for such period shall be deemed to include an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Owner if it had at its own expense furnished such item of work or services to such portion of the Building or to such tenant(s).

(iv) Operating Costs shall include Owner’s overhead and administrative cost of five percent (5%). Owner shall amortize or depreciate the cost of capital improvement items included in Operating Costs over the reasonable life of such improvements (as determined by Owner) in accordance with generally accepted accounting principles consistently applied (“GAAP”) with interest at the “base” lending rate announced by JP Morgan Chase Bank from time to time, and such amount shall be deemed an Operating Cost in each of the Comparison Years during which such cost would be amortized.

(h) “Base Operating Year” shall mean the 2019 calendar year, i.e. the twelve (12) month period of January 1, 2019 to December 31, 2019.

(i) “Operating Statement” shall mean a statement setting forth a comparison of Operating Costs for a Comparison Year with the Operating Costs for the Base Operating Year and the Operating Payment due and owing for such Comparison Year.

(j) “Tax Statement” shall mean a statement setting forth a comparison of the Taxes for a Comparison Year with the Taxes for the Base Tax Year and the Tax Payment due and owing for such Comparison Year.

3. (a) If Taxes payable for any Comparison Year shall increase above Taxes payable for the Base Tax Year, then Tenant shall pay, as Additional Rent for such Comparison Year, an amount equal to Tenant’s Proportionate Share of such increase (such amount is called the “Tax Payment”), which amount shall be payable as hereinafter provided.

(b) The Tax Payment shall be payable by Tenant, in its entirety, as Additional Rent, within five (5) days after Tenant shall have received a Tax Statement from Owner. The Tax Payment shall be pro rated for any portion of a Tax Year occurring during the Term. Owner’s failure to deliver a Tax Statement to Tenant during or with respect to any Comparison Year shall not prejudice Owner’s right to demand such Tax Payment during or with respect to any subsequent Comparison Year and shall not eliminate or reduce Tenant’s obligation to pay Additional Charges, as Additional Rent, pursuant to this Section 2 G for such Comparison Year.

4. (a) If the Operating Costs for any Comparison Year shall increase above the Operating Costs for the Base Operating Year, then Tenant shall pay as Additional Rent for such Comparison Year an amount equal to Tenant’s Proportionate Share of such increase (such amount is called the “Operating Payment”), which amount shall be payable as hereinafter provided.

(b) At any time during or after the Term, Owner may furnish Tenant with Owner’s reasonable estimate (the “Owner’s Estimate”) of the Operating Payment for such Comparison Year. If Owner furnishes an Owner’s Estimate to Tenant prior to the commencement of a Comparison Year, then on the first day of each month during such Comparison Year, Tenant shall pay to Owner, as Additional Rent, one-twelfth (l/12th) of the amount of the Owner’s Estimate in equal monthly installments together with payments of Fixed Rent. If, however Owner furnishes an Owner’s Estimate to Tenant subsequent to the commencement of a Comparison Year, then: (i) until the first day of the month following the month in which Owner’s Estimate is furnished to Tenant, Tenant shall pay as Additional Rent the amount which was payable pursuant to this subsection 2 G(4)(b) for the last month of the preceding Comparison Year; (ii) promptly after such Owner’s Estimate is furnished to Tenant or together therewith, Owner shall notify Tenant as to whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments required to be made in accordance with such Owner’s Estimate, and (x) if there shall have been a deficiency, Tenant shall pay the amount thereof within five (5) days after receipt of such notice, or (y) if there shall have been an overpayment, Owner shall credit the amount thereof against subsequent payments of Additional Charges hereunder; and (iii) on the first day of the month following the month in which such Owner’s Estimate is furnished and continuing monthly until the next rendition to Tenant of Owner’s Estimate, Tenant shall pay, as Additional Rent hereunder, one-twelfth (1/12th) of the amount of such Owner’s Estimate. Owner may, at any time and from time to time, furnish Tenant with a revised Owner’s Estimate for any Comparison Year, and in such case, Tenant’s installments of the Operating Payment shall be adjusted and paid in the same manner as hereinabove provided.

(c) After the end of each Comparison Year, Owner shall furnish Tenant with an Operating Statement for such Comparison Year, setting forth the Operating Costs for such Comparison Year. If the Operating Statement shall show that the sums paid by Tenant under subsection 2 G(4)(b) above exceeded the Operating Payment required to be paid by Tenant for such Comparison Year, the amount of such excess shall be credited against subsequent payments of Additional Charges payable hereunder. If the Operating Statement for such Comparison Year shall show that the sums so paid by Tenant were less than the Operating Payment required to be paid by Tenant for such Comparison Year, Tenant shall pay the amount of such deficiency within five (5) days after receipt of such Operating Statement. Operating Payments shall be collectible by Owner in the same manner as Fixed Rent. Owner’s failure to deliver an Operating Statement to Tenant during or with respect to any Comparison Year shall not prejudice Owner’s right to demand such Operating Payment during or with respect to any subsequent Comparison Year and shall not eliminate or reduce Tenant’s obligation to pay Additional Charges, as Additional Rent, pursuant to this Section 2 G for such Comparison Year.

5. Each Tax Statement and Operating Statement shall be conclusive and binding upon Tenant unless within sixty (60) days after the receipt of such Tax Statement or Operating Statement, as the case may be, Tenant shall notify Owner that it disputes the correctness thereof, specifying the particular respects in which the Tax Statement or Operating Statement, as the case may be, is claimed to be incorrect. Pending the resolution of such dispute, Tenant shall pay the Additional Charges, as Additional Rent, in accordance with subsections 2 G(3) or (4) above, and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Owner shall forthwith pay to Tenant the amount of Tenant’s overpayment of Additional Charges resulting from compliance with the Tax Statement or Operating Statement, respectively, as the case may be. Upon twenty (20) days prior notice from Tenant (which notice shall be given within the aforesaid sixty (60) day period), Owner agrees to permit Tenant’s in-house accounting employees or accountants from Tenant’s independent certified public accounting firm (which outside accountants are compensated on an hourly or flat fee basis, and without any contingency payment or bonus), and no other persons, reasonable access (for a period of seven (7) days following the initial appointment date) to Owner’s books and records for the purpose of verifying Operating Costs incurred by Owner. Owner, and Tenant, on behalf of itself and such permittees, agrees to keep any and all information obtained thereby strictly confidential (except to the extent relevant to any arbitration proceeding as aforesaid). Further, Tenant covenants and agrees that neither it, nor any officer, partner, shareholder, director, employee or representative, nor any in-house accounting employees or outside accountants permitted to review Owner’s books and records, as aforesaid, shall disclose, communicate, discuss, divulge and/or reveal, whether orally in or writing, the results of any examination and investigation of Owner’s books and records, to any person and/or entity, including but not limited to, any other tenant or occupant in the Building or such other tenant’s or other occupants’ in-house or outside accountants or other financial personnel, and any breach by Tenant or any of such permittees of this covenant and agreement shall be deemed a material breach of this Lease, enabling Owner to exercise all of the rights and remedies for a breach hereunder.

6. The expiration or termination of this Lease during any Comparison Year shall not affect the rights and obligations of the parties hereto respecting any payments of Additional Charges due for such Comparison Year or any prior Comparison Year and any Operating Statement relating to such Operating Payment and any Tax Statement relating to such Tax Payment may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. In determining the amount of the Operating Payment or the Tax Payment for the Comparison Year in which the Term shall expire, the payment of the Operating Payment or the Tax Payment for such Comparison Year shall be pro rated based on the number of days of the Term which fall within such Comparison Year. Any payments due under such Operating Statement or Tax Statement shall be payable within five (5) days after such Operating Statement or Tax Statement, as the case may be, is sent to Tenant.

ARTICLE 3

PERMITTED USE

A. Tenant shall use and occupy the Premises for general offices (the “Permitted Use”) and for no other purpose. Tenant will not at any time use or occupy the Premises in violation of the certificate of occupancy issued for the Premises and the Building, now existing or as hereinafter amended or modified (the “Certificate of Occupancy”).

B. Tenant has inspected the Premises and accepts them as is. Without limiting the generality of the foregoing, Tenant has requested that the items of furniture currently located in the Premises remain in the Premises as of the Commencement Date. Owner agrees that Tenant may make use of such furniture during the Term. Owner makes no representation to Tenant as to (i) the condition of such furniture, (ii) the suitability of any such furniture for Tenant’s purposes or (iii) any other matter pertaining to such furniture. Tenant agrees that it shall take possession of the Premises with any such furniture in place and Owner shall have no responsibility to remove same prior to the Commencement Date.

C. Tenant shall not use or occupy or permit or suffer the Premises to be used or occupied for any purposes other than the Permitted Use set forth in this Article 3. In no event shall Tenant use, or permit the use of the Premises, or any portion thereof, in any manner which, in Owner’s judgment, will: (1) adversely affect (a) the appearance, character, reputation or first-class nature of the Building, or (b) the proper or economic furnishing of services to other tenants in the Building, or (c) the use and enjoyment of any other portion of the Building by any other tenant(s), or (d) the proper and economic functioning of any of the Building Systems, or (e) Owner’s ability to obtain from reputable insurance companies authorized to do business in New York, at standard rates, all risk property insurance or liability, elevator, boiler or other insurance at standard rates required to be furnished by Owner under the terms of any Superior Lease and/or Mortgage covering the Total Property; (2) violate any Legal Requirements of Legal Authorities, or any requirements of Insurance Bodies, or the Certificate of Occupancy; or (3) be in violation of any of the Restricted Uses.

D. Tenant shall not use or permit the use of the Premises, or any part thereof for the following uses and/or purposes (collectively, the “Restricted Uses”): (1) for the business of photographic, multilith or multigraph reproductions or offset printing; (2) for manufacturing of any kind; (3) as a restaurant or bar or for the sale of confectionery, beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever; (4) as a bank or other financial services office (which restriction shall also be deemed to prohibit the installation by Tenant of automatic teller machines in the Premises); (5) as an employment or travel agency, labor union office, physician’s, dentist’s, medical or psychiatric office, medical or dental laboratory, dance or music studio, or health club or sports or exercise facility; (6) as a barber shop or beauty salon; (7) for the direct sale, at retail or otherwise, of any goods or products of any sort or kind; (8) by any Legal Authority or by any foreign or domestic governmental or quasi-governmental entity entitled, directly or indirectly, to diplomatic or sovereign immunity or not subject to the service of process in, and the jurisdiction of, the courts of the State of New York; (9) for the sale of traveler’s checks and/or foreign exchange; (10) for the conduct of an auction; (11) for gambling activities; (12) for the conduct of obscene, pornographic, similar type or any other disreputable activities or for the sale of obscene, pornographic or similar type books, magazines, periodicals or other literature or materials, as determined by Owner in its sole judgment; or (13) by or for any charitable, religious or other not-for-profit organization’s activities.

ARTICLE 4

ALTERATIONS; FLOOR LOADS

A. Tenant shall make no changes in or to the Premises of any nature (“Alterations”) without Owner’s prior written consent, provided, however, that Tenant may install cubicles, interior signage and paint without Owner’s prior consent (“Pre-Approved Alterations”) (it being understood and agreed, however, that if Tenant desires identification signage in the hallway next to its Premises, Owner shall provide and install same at Tenant’s sole cost and expense). Subject to the prior written consent of Owner (other than with respect to the Pre-Approved Alterations), and to the provisions of this Article, Tenant, at Tenant’s expense, may make alterations, installations, additions or improvements which are non-structural and which do not affect the Building’s mechanical, electrical, sanitary, plumbing, heating, air-conditioning, ventilating, utility or any other Building service systems and all equipment thereof (collectively, the “Building Systems”).

B. Prior to performing any Alterations (other than with respect to the Pre-Approved Alterations), Tenant shall (1) hire Owner’s expeditor, Milrose Consultants, Inc., or other reputable expeditor, which has had prior experience with the New York City Department of Buildings (the “Buildings Department”), (2) submit to Owner full and complete construction drawings, including detailed plans and specifications, and (3) obtain all permits, approvals and certificates required by any Legal Authority. Upon completion of any alterations, Tenant shall provide Owner with evidence of the close out of all Buildings Department permits and applications.

C. (1) Tenant shall perform all Alterations at Tenant’s sole cost and expense, with contractors or mechanics approved by Owner and with all due diligence and dispatch, and shall complete such Alterations within a reasonable time after undertaking their performance. Tenant’s contractors and mechanic’s shall carry such workmen’s compensation, general liability, and property damage insurance as Owner may require. All contractors and mechanics performing Alterations shall deliver to Owner prior to the performance of any work, a written waiver by each such contractor and mechanic of all rights to cause a lien to be placed against the Total Property. All Alterations shall be done at such times as Owner may from time to time designate.

(2) Tenant shall not, at any time prior to or during the term of this Lease, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer, whether in connection with any Alteration or otherwise, if in Owner’s opinion such employment would interfere, cause any conflict, or create any difficulty, strike or jurisdictional dispute with, other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Owner, Tenant or others. In the event of any such interference, conflict, difficulty, strike, or jurisdictional dispute, Tenant, upon demand of Owner, shall cause all contractors, mechanics or laborers causing the same to leave the Building immediately.

D. All fixtures (other than moveable trade fixtures, as hereinafter provided), and all paneling, partitions, railings and like installations, installed in the Premises at any time, either by Tenant, including Alterations, or by Owner on Tenant’s behalf, and/or any fixtures, equipment, furnishings, partitions and the like installed at the Premises for which Tenant has been furnished an allowance or contribution from Owner shall, upon installation, become the property of Owner and shall remain upon and be surrendered with the Premises, unless Owner, by notice to Tenant no later than twenty (20) days prior to the Expiration Date, elects to relinquish Owner’s rights thereto and to have them removed by Tenant, in which event, the same shall be removed from the Premises by Tenant prior to the Expiration Date at Tenant’s expense, and Tenant shall repair any damage to the Premises or the Building caused by such removal, such repairs to be performed in a good and workmanlike manner, and restore the Premises to original Building standard condition (reasonable wear and tear excepted). Nothing in this Article shall be construed to give Owner title to or to prevent Tenant’s removal from the Premises of all or any portion of Tenant’s Property.

E. All personal property, furniture, furnishings, moveable equipment, moveable fixtures and moveable partitions supplied by or installed by or on behalf of Tenant, at Tenant’s sole cost and expense and without any cost or expense by, or contribution from Owner (collectively, the “Tenant’s Property”), prior to and during the Term, shall remain the property of Tenant and Tenant may, upon the Expiration Date, remove Tenant’s Property from the Premises, provided, however, Tenant is not in default under this Lease and then only to the extent that Tenant’s Property (or any portion thereof) is not affixed or attached to, or built into the Premises or any of the Building Systems, and/or can be removed without damage to the structural elements of the Building, and provided, further, that Tenant shall repair any damage to the Premises and the Building caused by such removal, in a good and workmanlike manner, and shall restore the Premises to original Building standard condition (reasonable wear and tear excepted). Notwithstanding the foregoing provisions, upon notice given to Tenant not later than twenty (20) days prior to the Expiration Date, Owner may require Tenant to remove all or part of the Tenant’s Property. In such event, Tenant shall remove all or such portion of the Tenant’s Property so designated by Owner from the Premises prior to the Expiration Date, at Tenant’s expense, in compliance with the provisions of Article 4.

ARTICLE 5

MAINTENANCE AND REPAIRS

Tenant shall throughout the Term, maintain the Premises and the fixtures and appurtenances therein, in good condition, and repair and replace the same, as necessary. Tenant shall be responsible for all damage or injury to the Premises or any other part of the Building and the Building Systems and the Structural Elements, respectively, whether requiring structural or nonstructural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of Tenant, Tenant’s subtenants, agents, employees, invitees or licensees, or which arise out of any work, labor, service or equipment done for or supplied to Tenant or any subtenant or other occupant or arising out of the installation, use or operation of the property or equipment of Tenant or any subtenant. Tenant shall also repair all damage to the Building and the Premises caused by the moving in and out thereof of any of Tenant’s Property. Tenant shall promptly make, at Tenant’s sole cost and expense, all repairs in and to the Premises for which Tenant is responsible, in strict compliance with the provisions of Article 4 pertaining to Alterations made by Tenant, and using only the contractors selected from a list of at least two (2) contractors submitted by Owner. Any other repairs in or to the Building or the Building Systems and/or the Structural Elements, respectively, for which Tenant is responsible, shall be performed by Owner at Tenant’s expense.

ARTICLE 6

LEGAL REQUIREMENTS; INSURANCE

A. Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future laws, orders, directives and regulations including, but not limited to, all environmental or hazardous substance laws (collectively, the “Legal Requirements”) of all state, federal, municipal and local governments, departments, commissions, bureaus and boards (each, a “Legal Authority”; collectively, the “Legal Authorities”) and any directives or directions of any public officer acting under or pursuant to law, and any orders, rules or regulations of any of the New York Board of Fire Underwriters or the Insurance Services Office or any similar body (each, an “Insurance Body”; collectively, the “Insurance Bodies”) which shall impose any violation, order or duty upon Owner or Tenant with respect to the Premises, whether or not arising out of Tenant’s use or manner of use thereof, or with respect to the Building, if arising out of Tenant’s use or manner of use of the Premises or the Building (including the Permitted Use under this Lease), respectively, as the case may be.

B. Tenant shall obtain and keep in full force and effect during the Term:

(1) a policy of commercial general liability insurance coverage (ISO form CG0001 or its equivalent), covering the operations of Tenant and Tenant’s obligations under Article 8 and Section 6 D of this Lease against claims for personal injury, death and/or property damage occurring in or about the Premises, the Building, the Real Property and/or the Total Property, and under which the insurer agrees to indemnify and hold Owner harmless from and against, among other things, all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages, and which policy shall also contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and the minimum limits of liability under such policy including products liability and completed operations shall be a combined single limit with respect to each occurrence in an amount of not less than $1,000,000 per occurrence Bodily Injury and Property Damage, $1,000,000 per occurrence Personal and Advertising Injury, $1,000,000 Products Liability and Completed Operations, $1,000,000 Fire Damage Legal Liability and $2,000,000 General Aggregate limit per location. The policy shall be written on an occurrence basis. Any deductibles shall be the sole responsibility of Tenant.

Tenant shall also maintain Umbrella Liability Insurance for the total limit purchased by the Tenant but not less than a $5,000,000 limit providing excess coverage over all limits and coverage noted in (1) above and (3) below. Such policies shall be from an insurer and on such terms as shall be satisfactory to Owner.

(2) Replacement cost insurance including agreed amount endorsement on Tenant’s machinery, equipment, furniture and fixtures, goods, wares, merchandise, improvements/betterments and Business Interruption/Extra Expense in sufficient amounts against damage caused by Fire and all other perils covered by a special form policy. Tenant agrees to waive its right of subrogation against Owner and shall obtain a waiver from its insurance company releasing the carrier’s subrogation rights against Owner. (During the period of construction of any Tenant’s Property and Alterations, “Builder’s Risk on a Completed Value Non-Reporting Form” shall be maintained if coverage is not provided by a standard “all risk” property policy”).

(3) Worker’s compensation and New York State Temporary Disability Benefits insurance in such amounts as shall be required, from time to time during the Tern, by Legal Requirements of any applicable Legal Authority.

(4) Tenant shall cause its contractors and subcontractors to secure and keep in effect during the performance of any Alterations at such contractors’ sole cost and expense the following coverages:

(a) Property insurance upon tools, material, equipment and supplies, whether owned, leased or borrowed by the Contractor or its employees to the full replacement cost for all causes of loss included within “special form” perils. Policy shall allow for a waiver of subrogation against Owner.

(b) Worker’s compensation and New York State Temporary Disability Benefits insurance in such amounts as shall be required, from time to time during the Tern, by Legal Requirements of any applicable Legal Authority.

(c) Commercial General Liability, including contractual liability, on an occurrence form with combined bodily injury and property damage limits of not less than $5 million per occurrence, $5 million per project general aggregate and $5 million Products Liability and Completed Operations. Products and Completed Operations coverage shall extend for three years beyond completion of the Alterations. Policy shall not contain exclusions relating to (a) independent contractors, (b) gravity related injuries, or (c) injuries sustained by an employee of an insured or any insured. Such insurance shall be primary, notwithstanding any insurance carried by Owner or Tenant. Policy shall name Owner as additional insured utilizing both forms CG2010 and CG2037 or their equivalents.

C. (1) For purposes of this Lease, Tenant hereby agrees that Owner, Owner’s Building managing agent, if any, and all Lessors and Mortgagees, respectively, as the case may be, shall be designated as additional insureds and the beneficiaries of the indemnification furnished by Tenant hereunder, and that each policy of insurance shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and shall provide that it will be non-cancelable with respect to the additional insureds without thirty (30) days written notice to such insureds, which notice shall contain the policy number and names of the insureds and certificate holders.

(2) On or prior to the Commencement Date or any earlier date of entry on or to the Premises, the Building and/or the Real Property by Tenant or anyone claiming by, through or under Tenant, Tenant shall deliver to Owner (a) a certificate of each of the required policies, and (b) endorsements evidencing additional insured status under the general liability and umbrella liability policies for the above parties named in this Section 6(C) as additional insureds, as required by this Lease. If the endorsements do not contain the policy number and Tenant’s name, then Tenant shall furnish Owner with the Declaration’s page and form’s page.

(3) At least thirty (30) days prior to the expiration of any of such policies, Tenant shall deliver to Owner a renewal certificate as to each of the required policies and the information and documents described in subsection 6(C) (2)(b) above.

D. Notwithstanding the limits of insurance specified in this Article, Tenant agrees to indemnify Owner and the parties designated above in Section 6 C as additional insureds against all damages, loss or liability resulting from any of the risks referred to in this Article 6. Such indemnification shall operate whether or not Tenant has placed and maintained the insurance specified in this Article and whether or not such insurance having been placed and maintained, proceeds from such insurance shall have been received from any or all of the respective insurance companies; provided, however, that Tenant shall be relieved of its obligation of indemnity herein pro tanto of the amount actually recovered from one or more of the insurance companies by reason of injury or damage to or loss sustained on the Premises.

E. Owner and Tenant shall each use reasonable efforts to procure an appropriate clause in, or endorsement to, each of its insurance policies (insuring the Building and Real Property, in the case of Owner, and insuring Tenant’s Property and Alterations in the case of Tenant), pursuant to which each insurance company waives subrogation or consents to the waiver of right of recovery by the insured prior to any loss. The waiver of subrogation or permission for waiver of the right of recovery in favor of Tenant shall also extend to any permitted assignees hereof or subtenants and all other parties or entities occupying or using the Premises in accordance with the terms of this Lease. The waiver of subrogation or permission for waiver of the right of recovery in favor of Owner shall also extend to the Building’s managing agent, if any, any Lessor and any Mortgagee, respectively, as the case may be.

F. Each party hereby releases the other (its servants, agents, employees and invitees) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property by fire or other casualty i.e., in the case of Owner, as to the Building, the Real Property and/or the Total Property, and, in the case of Tenant, as to Tenant’s Alterations and Tenant’s Property (including rental value or business interruption, as the case may be) occurring during the Term.

G. Owner may, at any time and from time to time during the Term, require that the amount of the insurance to be maintained by Tenant under this Article 6 be increased, so that the amount thereof adequately protects Owner’s interest; provided, however, that the owners of properties which are comparable to the Building have similarly increased the amount of insurance required to be obtained by tenants under leases for such properties.

ARTICLE 7

SUBORDINATION

A. This Lease is subject and subordinate to all ground or underlying leases of the Building or the Real Property (“Superior Leases”) and to all mortgages which may now or hereafter affect such Superior Leases or the Total Property (“Mortgages”) and to all renewals, modifications, consolidations, replacements and extensions of any such Superior Leases and Mortgages. This clause shall be self operative and no further instrument of subordination shall be required by any lessor under a Superior Lease (“Lessor”) or any holder of a Mortgage (“Mortgagee”) affecting any such Superior Lease or the Total Property, respectively, as the case may be. In confirmation of such subordination, Tenant shall execute promptly any certificate that Owner may request.

B. If, in connection with the procurement, continuation or renewal of any financing for which the Real Property or the Building and/or the Total Property or the interest of the Lessor therein under a Superior Lease represents collateral in whole or in part, an institutional lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not withhold its consent thereto provided that such modifications do not materially increase the obligations of Tenant under this Lease or materially and adversely affect any rights of Tenant under this Lease.

ARTICLE 8

INDEMNITY

Tenant shall indemnify and save harmless Owner as well as the Building’s managing agent, if any, any Lessor and any Mortgagee (collectively, the “Indemnitees”), from and against any and all claims of whatever nature against Owner and/or the Indemnitees arising from (i) any act, omission or negligence of Tenant, its contractors, licensees, agents, servants, invitees or employees, (ii) any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Premises, and (iii) any breach, violation or non-performance of any term, covenant, condition or agreement in this Lease set forth on the part of Tenant, or parties claiming by, through or under Tenant to be fulfilled, kept, observed or performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, loss, cost, damage and expense of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon and the defense thereof including, without limitation, attorneys’ fees and disbursements. Owner, from time to time, may submit to Tenant copies of Owner’s legal bills in connection with the foregoing, and Tenant, upon receipt of such bills, shall promptly pay to Owner the amount shown thereon as Additional Rent. This indemnity and hold harmless agreement shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

DESTRUCTION, FIRE AND OTHER CASUALTY

A. (1) If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner and this Lease shall continue in full force and effect except as hereinafter set forth.

(2) If the Premises are partially damaged or rendered partially unusable by fire or other casualty, the damages to the Building, other than Tenant’s Alterations, shall be repaired by and at the expense of Owner and the Rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the Premises which is usable.

(3) If the Premises are totally damaged or rendered wholly unusable by fire or other casualty, then the Rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the Building, other than Tenant’s Alterations, shall have been repaired and restored by Owner, subject to Owner’s right to elect not to restore the same as hereinafter provided in subsection 9 A(4) below.

(4) If the Premises are rendered wholly unusable, or (whether or not the Premises are damaged in whole or in part) if the Building shall be so damaged that Owner shall decide to demolish it or to rebuild it, then, in any of such events, Owner may elect to terminate this Lease by notice to Tenant given within ninety (90) days after such fire or casualty specifying the date for the expiration of this Lease, which date shall not be more than sixty (60) days after the giving of such notice. Upon the date specified in such notice, the Term shall expire as fully and completely as if such date were the Fixed Expiration Date, and Tenant shall forthwith quit, surrender and vacate the Premises without prejudice, subject, however, to Owner’s rights and remedies against Tenant under this Lease and its provisions in effect prior to such termination, and any Rent owing shall be paid up to such date and any payments of Rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.

B. Unless Owner shall serve a termination notice as provided for in Section 10 A above, Owner shall make the repairs and restorations under the conditions as provided in Section 9 A hereof, with all reasonable expedition subject to delays resulting from or caused by (1) Force Majeure circumstances, (2) adjustment of insurance claims, (3) labor troubles, and (4) causes beyond Owner’s reasonable control.

C. After the occurrence of any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the Premises as promptly as reasonably possible, all of Tenant’s salvageable inventory and Tenant’s Property.

D. Tenant’s liability for payment of Rent shall resume five (5) days after notice from Owner that the restoration described in Section 9 A above is substantially complete.

E. Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty, but only to the extent necessary to collect Tenant’s insurance proceeds, provided that Tenant carries the insurance required hereunder. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by law, by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance, and also provided that such a policy can be obtained without additional premiums.

F. Tenant acknowledges that Owner will not carry insurance on any of Tenant’s Property or Alterations and agrees that Owner will not be obligated to repair any damage thereto or replace the same.

G. Tenant hereby waives the provisions of Section 227 of the New York Real Property Law and agrees that the provisions of this Article 9 shall govern and control in lieu thereof.

ARTICLE 10

EMINENT DOMAIN

If (1) the whole or any part of the Premises, or (2) a material portion (in Owner’s sole opinion) of the Building and/or the Real Property shall be acquired or condemned by eminent domain for any public or quasi public use or purpose, then and in that event, the Term shall cease and terminate from the date of title vesting in such proceeding, and Tenant shall have no claim for the value of any unexpired term of said Lease, and hereby assigns to Owner, all of Tenant’s right, title and interest in such award.

ARTICLE 11

ASSIGNMENT; SUBLETTING; MORTGAGE, ETC.

A. (1) Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns expressly covenants that it shall not, without the prior written consent of Owner in each instance, transfer, assign, sublet, enter into any license or concession agreement, suffer or permit the Premises or any part thereof to be used by others, mortgage, hypothecate or otherwise encumber this Lease or Tenant’s interest herein and in and to the Premises, or any part thereof, without the prior written consent of Owner in each instance provided, however, that Tenant may sublet the Premises or a portion thereof to, or allow a portion of the Premises to be used, without formal sublet, by, Peter Cohen LLC (the “Preapproved Subtenant”) upon prior notice to, but without the prior written consent of, Owner. Anything to the contrary contained in the immediately preceding sentence notwithstanding, any Alterations done in connection with a sublease to the Preapproved Subtenant shall be performed in accordance with the provisions of Article 4 hereof. Notwithstanding any provisions to the contrary contained in this Article 11 or elsewhere in this Lease, Tenant may, upon prior notice to, but without the prior written consent of, Owner, assign this Lease to a wholly-owned subsidiary of Tenant, provided that Tenant fully guarantees the obligations of such wholly-owned subsidiary assignee in writing to Owner pursuant to a guaranty in form and substance acceptable to Owner.

(2) In the event that an assignment or subletting hereunder occurs, Tenant shall nevertheless remain liable for the performance of all covenants and conditions of this Lease. In the case of an assignment, such liability shall be joint and several with the assignee and all previous assignors and their guarantors, if any.

(3) If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Owner may collect rent from the assignee, under-tenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of the covenant, or the acceptance of the assignee, under-tenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of the terms, conditions, provisions and covenants on the part of Tenant herein contained, and Tenant shall remain liable for the due observance and performance of all of Tenant’s duties, obligations and responsibilities under this Lease.

B. Tenant shall pay Owner as additional rent any consideration received from an assignee of this Lease and any rents or other consideration received from a subtenant in excess of rent due hereunder.

C. (1) For purposes of this Article 11, the term “assignment” shall be deemed to include, but shall not be limited to the following, whether occurring at any one time or over a period of time through a series of transfers: (a) the sale or transfer of all or substantially all of the assets of, or the sale, assignment or transfer of any issued or outstanding stock, partnership interests, membership interests or other ownership interests which results in a change in the control of any corporation or other business entity which directly or indirectly is Tenant under this Lease, or is a general partner of any partnership or joint venturer of any joint venture or member of any limited liability company which directly or indirectly is Tenant under this Lease; (b) the issuance of any additional stock, partnership interests, membership interests or other ownership interests, if the issuance of such additional stock, partnership interests, membership interests or other ownership interests will result in a change of the controlling ownership of such entity as held by the shareholders, partners, members or other owners thereof when such corporation, partnership, limited liability company or other entity became Tenant under this Lease; and (c) the sale, assignment or transfer of a general partner’s, joint venturer’s, member’s or other owner’s respective interests in the partnership, joint venture or limited liability company, respectively, as the case may be, which is Tenant under this Lease, or in the distributions of profits and losses of such partnership, joint venture, limited liability company or other entity, which results in a change of control of such partnership, joint venture, limited liability company or other entity, respectively, as the case may be. Further, any agreement pursuant to which (i) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or a part of Fixed Rent or Additional Rent under this Lease, and (ii) any third party undertakes or is granted any right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall be deemed an assignment of this Lease and subject to the provisions of this Article 11.

ARTICLE 12

ELECTRICITY

A. Electricity shall be furnished by Owner to the Premises and Tenant shall pay to Owner as additional rent, the amounts determined by a submeter, plus an amount equal to fifteen percent (15%) thereof to reimburse Owner for administrative services in connection with supplying and billing such electricity and for line loss.

B. Owner shall not in anywise be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements or any failure or defect in electrical service for any reason whatsoever.

C. Tenant covenants and agrees that, at all times, its use of electric current will not exceed the capacity of existing feeders to the Building or the risers or wiring installation, and Tenant will not use any electrical equipment which will overload such installations or interfere with the use thereof by other tenants or occupants of the Building.

ARTICLE 13

ACCESS TO PREMISES

A. (1) Owner, or Owner’s agents, shall have the right (but shall not be obligated) to enter the Premises in an emergency, at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the Building or which Owner may elect to perform in the Premises following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with Legal Requirements of any Legal Authorities, or for any other reasonable purpose.

(2) Tenant shall permit Owner to use and maintain and replace ducts, exhausts, cables, risers, pipes and conduits in and through the Premises and to erect new ducts, exhausts, cables, risers, pipes and conduits therein, provided they are within the walls, above the ceiling or below the finished floor.

(3) Owner may, during the progress of any work in the Premises, take all necessary materials and equipment into the Premises without the same constituting an eviction nor shall Tenant be entitled to any abatement of Rent while such work is in progress nor to any damages by reason of loss or interruption of business or otherwise.

(4) Tenant shall permit other tenants in the Building to enter the Premises, at reasonable times upon reasonable notice, which may be telephonic (except in the case of an emergency, entry may be at any time and without notice), to install, maintain, repair and replace cables, wires, risers and conduits running through the Premises or through the Building shaftways to the premises demised to such other tenant. Tenant shall keep such shaftways accessible at all times and shall not lock such shaftways.

B. Throughout the Term of this Lease, Owner shall have the right to enter the Premises at reasonable hours for the purpose of showing the same to prospective purchasers, Lessors or Mortgagees and during the last eighteen (18) months of the Term and following the submission of Tenant’s Assignment/Subletting Notice, for the purpose of showing the same to prospective tenants. Owner may also, during such eighteen (18) month period, place on the Premises the usual notice “To Let” and “For Sale”, which notices Tenant shall permit to remain thereon without molestation.

C. If Tenant is not present to open and permit an entry into the Premises, Owner or Owner’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected thereby.

ARTICLE 14

EVENTS OF DEFAULT; RE-ENTRY

A. (1) If (a) Tenant defaults in fulfilling any of the covenants of this Lease other than the covenants for the payment of Rent and the covenants otherwise specified in this Section A(1) and upon the occurrence of one or more of such events of default, upon Owner serving a five (5) days notice upon Tenant specifying the nature of such default and upon the expiration of said five (5) day period, if Tenant shall have failed to comply with or remedy such default, or if such default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said five (5) day period, and the continuance of which for the period required for such cure will not (i) subject Owner, any Lessor or any Mortgagee to prosecution for a crime or any other fine or charge, (ii) subject the Premises, or any part thereof, and/or the Building and/or the Real Property, respectively, or any part thereof, to being condemned or vacated, (iii) subject the Building and/or the Real Property, respectively, or any part thereof, to any lien or encumbrance, or (iv) result in the termination of any Superior Lease or foreclosure of any Mortgage, respectively, in which event Tenant shall be entitled to such reasonable additional period of time to effectuate the cure or remedy of such default or failure, provided, however, that Tenant shall (x) duly advise Owner of its intention to take all necessary steps to remedy or cure such default or failure, and thereafter commence the prosecution of such cure or remedy within such five (5) day period, and thereafter diligently prosecute to completion all steps necessary to remedy or cure the default or failure, and (y) complete such remedy or cure within a reasonable time after the date of said notice from Owner; and if Tenant shall not have diligently commenced curing such default, within such five (5) day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, as aforesaid; or (b) the Premises shall become vacant or deserted; or (c) any execution or attachment shall be issued against Tenant or any of Tenant’s Property whereupon the Premises shall be taken or occupied by someone other than Tenant; or (d) Tenant shall fail to move into or take possession of the Premises within fifteen (15) days after the Commencement Date, of which fact Owner shall be the sole judge; or (e) Tenant’s interest or any portion thereof in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as may be expressly permitted under Article 11 hereof; or (f) Tenant fails to provide or keep in force the insurance required pursuant to Article 6; then Owner may serve a written three (3) days notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) day period, this Lease and the Term shall end and expire as fully and completely as if the expiration of such three (3) day period were the Expiration Date of this Lease and the Term hereof, and Tenant shall then quit and surrender the Premises to Owner, as provided in Article 1 hereof, but Tenant shall remain liable as hereinafter provided.

(2) If (a) the notice of cancellation provided for in subsection 14 A(1) hereof shall have been given, and the Term shall expire as aforesaid, or (b) Tenant shall default in the payment of the Fixed Rent reserved herein or any item of Additional Rent herein mentioned or any part of either or in making any other payment herein required, or (c) if Tenant files for bankruptcy (each, an “Event of Default”), then and upon the occurrence of any such Event of Default, Tenant shall quit and surrender the Premises to Owner and Owner may, without notice, re-enter the Premises either by force or otherwise and dispossess Tenant and/or the legal representative of Tenant or any other occupant of the Premises, respectively, by summary proceedings or otherwise, and remove its or their effects and hold the Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

B. Further, Owner at its option, may relet the whole or any part or parts of the Premises, at any time or from time to time, either in the name of Owner or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Owner in its sole discretion, may determine, but Owner shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to affect any such liability and in no event shall Tenant be entitled to receive any excess if any, of net rentals collected over the Fixed Rent and Additional Rent payable by Tenant hereunder. Owner, at its option, may make such repairs, replacements, alterations, additions, improvements, decorations or other physical changes in and to the Premises as Owner, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

C. The words “re-enter”, “re-entry” and “re-entered” as used in this Article 14 shall not be deemed to be restricted to their technical legal meanings, and the right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Owner from invoking any other remedy allowed at law, in equity or otherwise.

ARTICLE 15

REMEDIES OF OWNER

A. If an Event of Default shall occur and this Lease and the Term shall expire and come to an end as provided in Article 14 hereof, or by or under any summary proceeding or any other action or proceeding by Owner against Tenant or any person claiming by, through or under Tenant, or if Owner shall re-enter the Premises as provided in Article 14, or by or under any summary proceeding or any other action or proceeding, respectively, then, in any of said events: (1) Tenant shall pay to Owner all Fixed Rent, Additional Rent and other charges payable under this Lease by Tenant to Owner to the date upon which this Lease and the Term shall have expired or have been terminated and come to an end or the date of re-entry upon the Premises by Owner, as the case may be; (2) Owner shall be entitled to retain all monies, if any, paid by Tenant to Owner, whether as advanced Rent, security deposit or otherwise; but such monies shall be credited by Owner against any damages payable by Tenant to Owner; (3) Tenant also shall be liable for and shall pay to Owner as liquidated damages, any deficiency (the “Deficiency”) between the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) and the net amount, if any, of rents collected under any reletting of all or part of the Premises for any part of such period, after first deducting from the rents actually collected under any such reletting all of Owner’s expenses in connection with the termination of this Lease, and Owner’s re-entry upon the Premises and in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees, court costs and disbursements, alteration costs and other expenses of preparing the Premises for such reletting and the amount of rent concessions, construction allowance and the like granted in connection with such reletting (collectively, the “Default Expenses”); it being agreed and understood by Tenant that any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, and that Owner shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Owner’s right to collect the Deficiency for any subsequent month by a similar proceeding; and (4) whether or not Owner shall have collected any monthly Deficiencies as aforesaid, Owner shall be entitled to recover from Tenant, and Tenant shall pay to Owner, on demand, as Additional Rent in lieu of any further Deficiencies (other than the Default Expenses), as and for liquidated and agreed final damages and not as penalty, a sum equal to the amount by which the sum of the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds the then fair and reasonable rental value of the Premises for the same period, discounted to the then present value of such sum at the rate of four percent (4%), and less the aggregate amount of Deficiencies theretofore collected by Owner pursuant to the provisions of subdivision (3) above, for the same period; it being agreed and understood by Tenant that if before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet in a bona-fide arm’s length transaction by Owner for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be fair and reasonable rental value for the part of the whole of the Premises so relet during the term of the reletting.

B. (1) Notwithstanding the foregoing provisions of this Article 15, in the event that Tenant is, at any time, in arrears in the payment of Rent, Owner shall be entitled, without prior notice to Tenant and irrespective of Tenant’s intention, to apply Tenant’s payment of Rent for any rental period to the earliest unpaid Rent. This provision shall apply even to payments of Rent made by Tenant subsequent to the expiration of the Term so long as there remains, at the time of the expiration of the Term, arrears outstanding by Tenant.

(2) In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy, shall not preclude Owner from any other remedy, in law, in equity or otherwise. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event that Tenant has been evicted or dispossessed for any cause, or in the event that Owner obtains possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rent reserved in this Lease. Nothing contained in Article 14 or this Article 15 shall be deemed to limit or preclude the recovery by Owner from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Owner may be entitled in addition to the damages set forth in this Article 15.

C. (1) If an Event of Default shall occur hereunder, then, in addition to and not in limitation of Owner’s other rights and remedies hereunder, Owner may immediately or at any time thereafter, and without notice to Tenant, perform the obligation(s) of Tenant hereunder which is the subject of such Event of Default.

(2) If Owner, in connection therewith or in connection with the occurrence of any Event of Default hereunder by Tenant makes any expenditures or incurs any obligations for the payment of money, including but not limited to attorneys’ fees and court costs, in instituting, prosecuting or defending any actions or proceeding, then Tenant shall reimburse Owner for such sums so paid or obligations incurred with interest and costs.

(3) The foregoing expenses incurred by reason of Tenant’s Event of Default shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Owner within five (5) days of rendition of any bill or statement to Tenant therefor, with interest thereon at the Interest Rate from the date such expenses were incurred. If the Term shall have been terminated or if Owner shall have re-entered the Premises at the time of making of such expenditures or incurring of such obligations, such sums shall be deemed Default Expenses and shall be recoverable by Owner as damages.

ARTICLE 16

QUIET ENJOYMENT

Owner covenants and agrees with Tenant that upon Tenant’s payment of the Fixed Rent and Additional Rent and observing and performing all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises, subject, nevertheless, to the terms and conditions of this Lease, and to all Superior Leases and Mortgages.

ARTICLE 17

WAIVERS

A. The failure of Owner to seek redress for violation of, or to insist upon the strict performance of any term, covenant or condition of this Lease, including, without limitation, any of the Rules and Regulations, shall not be construed as a waiver of any other term, covenant, condition or rule, or as a waiver of any future right to enforce or insist upon performance of any of the same.

B. The receipt by Owner of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed to be a waiver of such breach, and no provision of this Lease shall be deemed to have been waived by Owner unless such waiver shall be in writing, signed by Owner or an authorized official of Owner.

C. No payment by Tenant or receipt by Owner of a lesser amount than the monthly Fixed Rent or any payment of Additional Rent shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check (e.g. “payment under protest”), or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

D. No act or thing done by Owner or Owner’s agents during the Term shall be deemed an acceptance of a surrender of the Premises and no agreement to accept such surrender shall be valid unless such acceptance is in writing signed by Owner. No employee of Owner or Owner’s agent shall have any power to accept the keys for the Premises prior to the termination of this Lease, and the delivery of keys to any such agent or employee shall not operate as a termination or expiration of this Lease or a surrender of the Premises.

E. (1) It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Owner and Tenant, Tenant’s use of or occupancy of the Premises, and any emergency statutory or any other statutory remedy.

(2) It is further mutually agreed that in the event Owner commences any summary proceeding for possession of the Premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding including, without limitation, a counterclaim under Article 5, and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 18

OWNER’S SERVICES

A. As long as no Event of Default shall exist under this Lease, Owner shall provide:

(1) necessary elevator service on Business Days from 8:00 A.M. to 6:00 P.M., and on Saturdays from 8:00 A.M. to 1:00 P.M., and have one (1) elevator subject to call all other times;

(2) heat to the Premises, when and as required by Legal Requirements, on Business Days from 8:00 A.M. to 6:00 P.M.;

(3) Building-standard cleaning services for the Premises on Business Days, provided, however, that (a) the Premises are kept in neat order and condition by Tenant, (b) Tenant shall pay Owner the cost of removal of any of the Tenant’s refuse and rubbish from the Building beyond normal office requirements, (c) Tenant, at Tenant’s sole cost and expense, shall cause all portions of the Premises used for the storage, preparation, service or consumption of food and beverages to be cleaned daily in a manner satisfactory to Owner, and (d) Tenant shall comply with any recycling program and/or refuse disposal program (including, without limitation, any program related to the recycling, separation or other disposal of paper, glass or metals) which Owner shall impose or which shall be required pursuant to any Legal Requirements; and

(4) distribution within the Premises through the air conditioning and mechanical ventilating system and equipment of the Building (the “HVAC System”) of: (i) cool air at reasonable temperatures, pressures and degrees of humidity, and in reasonable volume and velocities at suitable locations, from 8:00 A.M. to 6:00 P.M. on Business Days from May 15th through September 30th, both dates inclusive, and (ii) mechanical ventilation of the Premises from 8:00 A.M. to 6:00 P.M. on Business Days from October 1st through May 14th, both dates inclusive; it being agreed and understood that if Tenant desires such air conditioning or mechanical ventilation services at times of day other than those hereinabove specified, Owner will furnish the same upon reasonable advance notice through the Building’s helpdesk system, currently workspeed, and Tenant shall pay for such additional services at Owner’s established Building-standard rates, or if no standard rates are established, at reasonable rates to be agreed upon before the services are rendered.

B. Owner reserves the right to stop all or some of the Building Systems and Building services, including the cleaning and elevator services, as aforesaid, if any, when necessary by reason of accident or for repairs, alterations, replacements or improvements necessary or desirable in the judgment of Owner, for as long as may be reasonably required by reason thereof. Owner shall have no responsibility or liability for interruption, curtailment or failure to supply and/or operate heating, air-conditioning, elevator, electrical, plumbing or other Building Systems when prevented by Force Majeure or any Legal Requirement or due to the exercise of its right to stop service as provided in this Section 18 B. The exercise of such right or such failure by Owner shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

ARTICLE 19

INABILITY TO PERFORM

This Lease and the obligations of Tenant to pay Rent hereunder and perform all of the other terms, covenants and agreements hereunder on part of Tenant to be performed shall in no wise be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this Lease, or to supply or is delayed in supplying any service expressly or implied to be supplied, or is unable to make, or is delayed in supplying any repair, additions, alterations or decorations, or is unable to supply or is delayed in supplying any equipment or fixtures if Owner is prevented or delayed from so doing by reason of Force Majeure. It is expressly understood that no such inability or delay in either the performance of obligations or the supply of services on the part of Owner to be performed and/or supplied in this Lease provided, as the case may be, which results from or is due to any of the reasons set forth above, or any other reason beyond Owner’s reasonable control, shall constitute a constructive eviction, and that Owner shall not be liable to Tenant in damages, nor shall Tenant be entitled to make any claims for or be entitled to any abatement in the payment of Fixed Rent or Additional Rent, in the event of such inability or delay.

ARTICLE 20

BILLS AND NOTICES

A. Except as otherwise expressly set forth in this Lease, any bill, statement, notice, consent, demands, requests or communication (each, as used in this Lease and in this Article 20, a “notice”) which are required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if (A) delivered by hand (against a signed receipt), (B) sent by registered or certified mail (return receipt requested), or (C) sent by nationally recognized overnight courier, addressed as follows:

(1) if to Tenant (a) at Tenant’s address set forth in this Lease, Attention: Paul Mann, CFO, if mailed prior to Tenant’s taking possession of the Premises, or (b) at the Building, Attn.: Paul Mann, CFO, if mailed subsequent to Tenant’s taking possession of the Premises, or (c) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises, in each case with a copy to PolarityTE, Inc., 1960 S 4250 W, Salt Lake City, UT Attention: Cameron Hoyler, Esq.; or

(2) if to Owner at the Building, Attention: Richard S. LeFrak, Esq., and with copies to (a) Arnold S. Lehman, Esq., 40 West 57th Street, 23rd floor, New York, New York 10019 and (b) each Mortgagee and Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 25 at the address designated by such Mortgagee or Lessor; or to such other addressees as Owner, Tenant or any Mortgagee or Lessor may designate as its new addressees for such purpose by notice given to the other in accordance with the provisions of this Article 20.

B. Any such notice shall be deemed to have been rendered or given on the date when it shall have been hand delivered, three (3) Business Days from when it shall have been mailed as provided in this Article 20, on the date of delivery by overnight courier, or if by facsimile transmission, the date of the confirmed transmission. Anything contained herein to the contrary notwithstanding, any Operating Statement, Tax Statement or any other bill, statement, consent, notice, demand, request or other communication from Owner to Tenant with respect to any item of Rent (other than any default notice) may be sent to Tenant by regular United States mail or by facsimile transmission, without the copies provided for above. A notice may be given by a party hereto or on such party’s behalf by its attorneys or, in the case of Owner, by Owner’s managing agent.

ARTICLE 21

RULES AND REGULATIONS

Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with the rules and regulations that Owner or Owner’s agent(s) may from time to time adopt (such existing rules and regulations, as supplemented by further rules and regulations, as aforesaid, are collectively called the “Rules and Regulations”). In the event of any conflict between the Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall govern. Nothing in this Lease shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

ARTICLE 22

SECURITY DEPOSIT

A. On or prior to the date hereof, Tenant has deposited with Owner the sum of Twenty-Two Thousand One Hundred Fifteen ($16,377.00) Dollars, such deposit to be security for the full and faithful performance and due observance by Tenant of the terms, covenants, agreements, provisions and conditions of this Lease (the “Security Deposit”), including, without limitation, the surrender of the Premises to Owner as provided herein. It is agreed that if an Event of Default shall occur under this Lease, including, but not limited to, the payment of Fixed Rent and Additional Rent, Owner may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Fixed Rent and Additional Rent or any other sum as to which Tenant is in default, hereunder, or for any sum which Owner may expend or may be required to expend by reason of such Event of Default, including, but not limited to, any damages or deficiency in the re-letting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Owner. If Owner applied or retains any part of the Security Deposit, Tenant upon demand shall deposit with Owner the amount so applied or retained so that Owner shall have the full deposit on hand at all times.

B. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and after delivery of entire possession of the Premises to Owner in the manner and within the time period set forth in Article 1 of this Lease. In the event of a sale of the Real Property and/or the Building, or the leasing of the Real Property and/or the Building, respectively, as the case may be, Owner shall have the right to transfer the then amount of the Security Deposit to the vendee or lessee in question, and Owner shall thereupon be released by Tenant from all liability for the return of such Security Deposit. Tenant agrees to look solely to the new Owner for the return of the Security Deposit; it being agreed and understood that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Owner hereunder. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit, and that neither Owner, nor its successors or assigns, shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE 23

BROKER

Tenant represents and warrants that Tenant has dealt directly with (and only with) Lefrak Commercial Leasing of New York (the “Broker”) as the sole broker and finder in connection with this Lease, and that to the best of Tenant’s knowledge, no broker or finder, other than the Broker, negotiated this Lease or is entitled to any commission in connection therewith or with the execution and delivery hereof. The execution and delivery of this Lease by Owner shall be conclusive evidence that Owner has relied upon the foregoing representation and warranty of Tenant. Tenant hereby indemnifies and holds Owner harmless of and from any and all loss, cost, damage or expense (including, without limitation, attorneys’ fees, court costs and disbursements) incurred by Owner by reason of any claim of, or liability to, any broker or finder, other than the Broker, resulting from or caused by any breach (or actions constituting a breach) of the aforesaid representation and warranty. Owner shall pay the Broker any compensation due and owing it in accordance with the terms and provisions of a separate agreement between Owner and Broker. This Article 23 shall survive the cancellation or expiration of this Lease.

ARTICLE 24

CONSENTS

Tenant hereby waives any claim for damages against Owner which it may have based upon any assertion that Owner has unreasonably withheld or unreasonably delayed any consent. Tenant agrees that its sole remedy in any such case shall be an action or proceeding to enforce the relevant provision of this Lease by specific performance, injunction or declaratory judgment.

ARTICLE 25

TENANT’S CERTIFICATES

A. From time to time during the Term, within seven (7) days following receipt by Tenant of Owner’s request therefor, Tenant shall deliver to Owner or its designee, which may include, but not be limited to, a purchaser of the Building, the Real Property and/or the Total Property, a Mortgagee or a Lessor, at no cost or expense to Owner, a written statement executed and acknowledged by Tenant, in form satisfactory to Owner stating: (a) that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all such modifications) or assigned; (b) the Commencement Date and the Fixed Expiration Date, respectively; (c) the date to which the Fixed Rent, Additional Rent and other charges hereunder have been paid, together with the amount of the monthly Fixed Rent then payable; (d) whether or not, to the best knowledge of Tenant, Owner is in default hereunder, and setting forth the specific nature of all such defaults, if any; (e) the amount (or remaining balance) of the Security Deposit, if any, under this Lease; (f) whether there are any subleases affecting the Premises; (g) the address to which all notices and communications to Tenant under the Lease are to be sent; and (h) any other matters requested by Owner.

B. Tenant acknowledges that any statement delivered pursuant to this Article 25 may be relied upon by any purchaser or owner of the Real Property, the Building and/or the Total Property, or Owner’s interest in the Real Property, the Building and/or the Total Property, and/or by any Lessor or Mortgagee, or by any assignee of any Mortgagee or any Lessor, respectively, as the case may be. If Tenant fails or refuses to timely deliver any such estoppel certificate to Owner, as aforesaid, and thereafter for more than five (5) Business Days following a second (2nd) request from Owner such refusal continues, Owner may execute such estoppel certificate on Tenant’s behalf. Tenant hereby irrevocably appoints Owner its attorney-in-fact, coupled with an interest for such purpose.

ARTICLE 26

INTENTIONALLY OMITTED

ARTICLE 27

MISCELLANEOUS

A. As a further inducement to Owner to enter into this Lease with Tenant, Tenant hereby agrees that with respect to the service of a notice of petition or petition upon Tenant by Owner in any proceeding commenced by Owner against Tenant under the Real Property Actions and Proceedings Law of the State of New York, service of such notice of petition or petition in any such proceeding shall be effective if made upon Tenant at the Premises, irrespective of the fact that Tenant’s principal office or principal place of business, or any other office or place of business of Tenant, is located at a place other than the Premises.

B. This Lease shall be deemed to have been jointly prepared by both of the parties hereto, and any ambiguities or uncertainties herein shall not be construed for or against either of them. Further, Owner and Tenant hereby agree that this Lease incorporates the full agreement of and between the parties, and that all prior drafts of this Lease are deemed irrelevant and are deemed to have been superseded by this Lease.

C. All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

D. In no event may Tenant record this Lease or any memorandum hereof, and any such recordation shall be deemed a material breach of the terms and provisions hereof.

E. If any provisions of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (including the remainder of such provisions) and the application thereof to the persons or circumstances shall not be affected thereby.

F. Owner and Tenant hereby agree that TIME SHALL BE DEEMED OF THE ESSENCE as to the observance, performance and/or enforcement of the terms and provisions of this Lease.

G. This Lease shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

H. (1) This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Owner unless and until Owner shall have executed and delivered a fully executed copy of this Lease to Tenant.

(2) If more than one person executes this Lease as Tenant, each of them understands and hereby agrees that the obligations of each of them under this Lease are and shall be joint and several, that the term “Tenant”, as used in this Lease, shall in such event mean and include each of them jointly and severally, and that the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease (including without limitation, any renewal, extension, expiration, termination or modification of this Lease) shall be binding upon each and all of the persons executing this Lease as Tenant, with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

I. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in this Lease, their assigns.

J. Tenant represents and warrants that neither Tenant nor any party holding at least a twenty-five (25%) percent interest (directly or indirectly) in Tenant: (1) is or shall become a person or entity with whom Owner is restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), including but not limited to those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other Legal Authority action; and/or (2) has knowingly engaged in, or shall become knowingly engaged in, any dealings or transactions or be otherwise associated with such persons or entities described above in (1) above; and/or (3) shall become a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders issued thereunder, or in connection therewith.

ARTICLE 28

TERMINATION OPTION

A. Tenant shall have the option (the “Termination Option”) to terminate this Lease and the term and estate hereby granted as of the last day of the calendar month immediately preceding the second (2nd) anniversary of the Commencement Date (the “Termination Date”). The Termination Option is granted subject to the following terms and conditions: (a) the Tenant named herein is the tenant under this Lease, (b) Tenant gives Owner a written notice of Tenant’s election to exercise the Termination Option (hereinafter called “Termination Notice”) not less than nine (9) months prior to such Termination Date, TIME BEING OF THE ESSENCE with respect to the giving of the Termination Notice, and (c) Tenant is not in default under this Lease either on the date that Tenant exercises the Termination Option, or on the Termination Date, unless waived in writing by Owner. Notwithstanding its exercise of the Termination Option, Tenant shall be obligated to pay all Fixed Rent, Additional Rent and all other charges to become due from Tenant to Owner under this Lease to and including the Termination Date.

B. In the event of the giving of such Termination Notice (i) this Lease and the term and estate hereby granted (unless the same shall have expired sooner pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law) shall terminate on the Termination Date with the same effect as if such date were the date hereinbefore specified for the expiration for the Term of this Lease, (ii) the Fixed Rent, Additional Rent and all other charges payable hereunder shall be apportioned as of the Termination Date, (iii) neither party shall have any rights, estates, liabilities or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the expiration or termination of the Term of this Lease, (iv) Tenant shall surrender and vacate the Premises and deliver possession thereof to Owner on or before the Termination Date in the condition required under this Lease for surrender of the Premises, and (v) at Owner’s election, Owner and Tenant shall enter into a written agreement reflecting the termination of this Lease upon the terms provided for herein, which agreement shall be executed within thirty (30) days after Tenant exercises the Termination Option.

C. In the event Tenant does not send the Termination Notice to Owner on or before the date set forth in subsection A hereof, this Article 28 shall be deemed null and void and deleted from this Lease.

IN WITNESS WHEREOF, Owner and Tenant have respectively signed and sealed this Lease as of the day and year first above written.

OWNER:

LEFRAK SBN LIMITED PARTNERSHIP

By:	40 West 57 Limited Liability Company, General Partner

By:	40 West 57 St. Holding Corp., Member

By:	/s/ Arnold S. Lehman
Arnold S. Lehman, Vice President

TENANT:

POLARITYTE, INC.

By:	/s/ Paul Mann
Name:	Paul Mann, Chief Financial Officer

STATE OF NEW YORK	)
) ss.:
COUNTY OF New York	)

On the 16th day of October in the year 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared Paul Mann, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/
Notary Public

E X H I B I T   A

FLOOR PLAN OF THE PREMISES

A-1